Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE
Karen Randall	July 18, 2006
706-823-3403 karen.randall@morris.com

Morris To Buy Four Weeklies In Georgia, South Carolina

AUGUSTA, Ga. — Morris Publishing Group has reached an agreement to acquire The (Barnwell, S.C.) People-Sentinel, The Hampton County (S.C.) Guardian, The (Edgefield, S.C.) Citizen News and the Sylvania (Ga.) Telephone from Community Newspapers, Inc.

The agreement was announced today by William S. Morris IV, president and CEO of Morris Publishing Group.

“These newspapers are located in our Augusta and Savannah market areas and are a great fit for us,” Morris said. “We are delighted to have the opportunity to be associated with these terrific newspapers and look forward to serving the readers and advertisers in these wonderful communities.”

Tom Wood, chairman of Community Newspapers, Inc., said, “These papers have served their communities in the finest tradition of community journalism for many years, two of them for more than a century. We are pleased that a newspaper company with the reputation of Morris Publishing will be involved in preserving that tradition.”

Georgia newspapers owned by Morris Publishing Group include the dailies The Augusta Chronicle, the Savannah Morning News and the Athens Banner-Herald, and the nondailies The Columbia County News Times, The McDuffie Mirror and The News and Farmer and Wadley Herald/The Jefferson Reporter. Morris also owns Bluffton Today, a daily newspaper in South Carolina.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing currently owns and operates 27 daily and 12 nondaily newspapers, four city magazines and numerous free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit www.morris.com.

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